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            EMPLOYMENT AND NONCOMPETITION AGREEMENT


          THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT (the "Agreement") is made and entered into as of May 31, 1994, by and between PCT HOLDINGS, INC. a Washington corporation (the "Company") and Herman L. "Jack" Jones (the "Employee").

                           RECITALS
                           --------

     A. Employee is the majority shareholder and an officer and director of Cashmere Manufacturing Co., Inc., a Washington corporation ("CMC").

     B. CMC, Employee, the Company, John M. Eder, Fred R. Paquette and Dan A. Paquette have entered into a Stock Purchase Agreement dated as of May 19, 1994 (the "Purchase Agreement"), pursuant to which the Company is purchasing from Employee and the others all of the outstanding shares of capital stock of CMC (the "Shares").

     C. Employee has knowledge of the affairs, operations, trade secrets, customers and other proprietary information and data of CMC and has developed a unique and special expertise in CMC's business, and the execution of this Agreement by Employee is a material inducement for the Company's execution of the Purchase Agreement and purchase of the Shares.

     D. The Company desires to retain Employee's services, and Employee desires to provide such services to the Company, on the terms and conditions set forth in this Agreement.

     F. The Company requires that Employee not compete with the Company or CMC, on the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the covenants and promises contained in this Agreement, the parties agree as follows:

          1.   Employment.  The Company employs Employee and
Employee accepts such employment, upon the terms and conditions of this Agreement.

          2. Term. The term of Employee's employment under this Agreement (the "Term") shall begin on the date of this Agreement and continue through the third anniversary of this Agreement, or the date on which such employment is earlier terminated as set forth below.


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          3. Salary. For services rendered by Employee under this Agreement, the
Company agrees to pay Employee, and Employee agrees to accept, during the term of his employment, salary at the rate of $7,500 per month, less all amounts required by law to be withheld, deducted or collected, payable in accordance with the Company's payroll policies, as such policies may be changed from time to time.

          4. Benefits. The Company shall make available to Employee, during the term of his employment, all employee benefits made available by the Company to its employees having comparable responsibility as Employee, or to its employees generally, provided that Employee qualifies therefor, on the same basis with respect to requirements for employee contributions as are applicable to other employees of the Company.

          5.   Expenses.  The Company shall pay or reimburse
Employee for reasonable out-of-pocket expenses required by the Company in connection with the performance of his services under this Agreement upon presentation of appropriate documentation.

          6. Duties. Employee agrees to perform such duties for the Company or any of its affiliates as may reasonably be prescribed from time to time by the officers and directors of the Company, commensurate with the abilities, experience and know-how of Employee.

          7.   Termination of Employment.  Employee's
employment may be terminated at any time by mutual agreement of the parties, or as otherwise provided in this section.

                 7.1 Termination for Cause. The Company may terminate Employee's employment without notice at any time for cause. For purposes of this Agreement, cause for termination shall include: continued neglect, after notice thereof, or willful misconduct by Employee with respect to his duties and obligations under this Agreement; unauthorized expenditure of the Company's funds; unethical business practices in connection with the Company's business; misappropriation of the Company's assets; any material breach by Employee of any term or provision of this Agreement; any act or action of Employee during the term of this Agreement involving embezzlement, dishonesty related to the Company or the Company's business, or habitual use of alcohol or drugs; conviction of any felony; or any similar or related act or failure to act by Employee. Upon termination for cause, Employee shall not be entitled to payment of any compensation other than salary and accrued benefits under this Agreement earned up to the date of such termination.

                 7.2  No Other Cause for Termination.
Employee's employment may not otherwise be terminated for any reason, including Employee's death or disability, whether temporary or permanent. In the event of Employee's disability or death during

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the term of his employment, the Company shall pay to Employee or the estate of
Employee, as the case may be, salary and applicable benefits through the term of this Agreement in the same amounts and at the same intervals as if Employee were fully employed pursuant to this Agreement.

          8. Confidentiality. Employee agrees not to directly or indirectly disclose or make available for use to anyone other than the Company, either during or after the Term, any Confidential Information (as defined below) known to Employee as a result of his relationship with the Company or CMC, except as required in Employee's performance of services for the Company or as authorized in writing by the Company. "Confidential Information" means, but is not limited to, all designs, know-how, software, hardware, manuals, drawings, trade secrets, calculations, research, specifications, customer lists, supplier lists, costs, marketing materials, business and financial records, and all other information related to the business or prospective business of the Company or CMC. Confidential Information does not include information that is (i) generally or readily available to the public, (ii) publicly known or becomes publicly known through no fault of Employee, or (iii) received from a third party without violation of a nondisclosure obligation.

          9. Return of Confidential Records. All tangible forms of information and all physical property made or compiled by Employee prior to or during the Term containing or relating in any way to Confidential Information shall be the Company's exclusive property. All such materials and any copies thereof shall be held by Employee in trust and solely for the benefit of the Company and shall be delivered to the Company upon termination of Employee's relationship with the Company or at any other time upon the Company's request.

          10.  Noncompetition Covenant; Payment for
               Noncompetition Covenant.

               10.1 Noncompetition. For a period of ten years, commencing as of the date hereof, Employee agrees that he will not directly or indirectly engage in or perform any services, whether on an employment, consulting or advisory basis, or own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business or undertaking that is competitive with the business of the Company or CMC in the United States.

               10.2 Consideration. As consideration for the noncompetition covenant contained in Section 10.1, the Company shall pay Employee Sixty Five Thousand Dollars ($65,000) per year for a period of ten years (the "Noncompetition Payment"). The Noncompetition Payment shall be payable in equal monthly

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installments of $5,416.67, with the first monthly installment being due thirty days after the date hereof.

          11. Nonsolicitation Covenant. During the Term, and for two years thereafter, Employee agrees that he will not directly or indirectly solicit, divert, take away or attempt to solicit, divert or take away any customers, clients or business of the Company or CMC or endeavor to entice away from the Company or CMC any of the employees of the Company or CMC with whom Employee had dealings during the Term.

          12.  Remedies.

                 12.1 Equitable Relief. The parties agree that damages would be an inadequate remedy for any violation by Employee of Sections 8, 9, 10 and 11 above, and Employee specifically agrees that injunctive or other equitable relief, including without limitation specific performance, would be appropriate, and consents to the same in the event of a material breach of Sections 8, 9, 10 and 11.

                 12.2 Other Remedies. In addition to the remedies set forth in
Section 12.1, the Company shall be entitled to pursue any remedies available in law or equity in the event of any material breach by Employee of any of the provisions of this Agreement.

          13. Right to Offset. In the event that any amount that becomes due and payable to Employee pursuant to this Agreement is not paid by the Company within five business days after it is due, Employee shall have the right to offset such amount against any amounts owed by Employee to the Company.

          14. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Washington.

          15. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered, sent by facsimile transmission, or mailed by registered or certified mail, return receipt requested, to a party at the address or number set forth for the party below, or to such other address or number as may be designated from time to time by written notice.

          16. Attorneys' Fees. In the event of any dispute between the parties concerning the subject matter of this Agreement, the substantially prevailing party shall be entitled to an award of costs and reasonable attorneys' fees.

          17. Amendments and Waivers. This Agreement may not be amended or otherwise modified, except in a writing executed by both parties. No provision of this Agreement may be waived

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except in a writing executed by the party waiving such provision, and no waiver of breach shall constitute a subsequent waiver of the same or another breach.

          18. No Assignment. Neither this Agreement nor the rights or duties of either party may be assigned by either party without the prior written consent of the other party, except that the Company may assign its rights and obligations hereunder without consent to an affiliate or successor or to a third party in the event of the sale of substantially all of the capital stock or assets of the Company.

          19. Entire Agreement; Separability. This Agreement reflects the entire understanding of the parties with respect to the subject matter hereof. Any term or provision of this Agreement that is found to be invalid or unenforceable by a court of competent jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

          This Agreement has been executed as of the date set forth above.

                              EMPLOYEE:


                                 /s/ JACK JONES
                              -------------------------------
                              HERMAN L. "JACK" JONES

                              Address: 102 Maple Street
                                       Cashmere, WA 98815

                              THE COMPANY:

                              PCT HOLDINGS, INC.


                              By /s/ DONALD A. WRIGHT
                                -----------------------------
                                   Donald A. Wright
                                   Its President

                              Address:  434 Olds Station Road
                                        Wenatchee, WA 98801